As filed with the Securities and Exchange Commission on May 7, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

R. R. DONNELLEY & SONS COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-1004130
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

77 West Wacker Drive

Chicago, Illinois 60601

(312) 326-8000

(Address and Telephone Number of Principal Executive Offices)

R. R. Donnelley & Sons Company

77 West Wacker Drive

Chicago, Illinois 60601

Attention: Secretary

(312) 326-8000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:    At such time or times as may be determined by the selling securityholders after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, par value $1.25 per share	10,620,451 shares	$28.98(2)	$307,780,670(2)	$38,996

Preferred stock purchase rights	— (3)	— (3)	— (3)	— (3)

(1)	Also registered hereby are such additional and indeterminate number of shares of common stock and preferred stock purchase rights of the registrant as may become issuable as the result of stock splits, stock dividends or similar transactions affecting the common stock of the registrant.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) under the Securities Act, based upon the average of the high and low sale prices of shares of the common stock of the registrant on the New York Stock Exchange on May 6, 2004.

(3)	Rights are initially carried and traded with the common stock of the registrant. The value attributable to such rights, if any, is reflected in the market price of the common stock of the registrant.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The Selling Securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated May 7, 2004

PROSPECTUS

R. R. DONNELLEY & SONS COMPANY

10,620,451 SHARES OF COMMON STOCK

This prospectus relates to an offering by the selling securityholders named herein of 10,620,451 shares of common stock, par value $1.25 per share, including the preferred stock purchase rights appurtenant thereto, of R. R. Donnelley & Sons Company, which we refer to as the registrant. In this prospectus we will refer to the shares of common stock and the preferred stock purchase rights collectively as the securities. See “Selling Securityholders.” The registrant will not receive any proceeds from the sale of the securities.

The selling securityholders may offer the securities from time to time and in any of several different ways in accordance with their registration rights, as described under “Selling Securityholders” and “Plan of Distribution.”

The registrant’s securities are currently listed on the New York Stock Exchange, the Toronto Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange under the symbol “RRD.” On May 6, 2004, the last sale reported on the New York Stock Exchange was $29.11 per security and the last sale reported on the Toronto Stock Exchange was C$39.73 per security.

AN INVESTMENT IN OUR SECURITIES INVOLVES SIGNIFICANT RISKS. PLEASE READ THE INFORMATION UNDER THE CAPTION “RISK FACTORS” BEGINNING ON PAGE 3 TO LEARN ABOUT SOME FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.

THE DATE OF THIS PROSPECTUS IS MAY     , 2004.

NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL OR TO BUY ONLY THE SECURITIES OFFERED BY THIS PROSPECTUS, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY TO THE DATE OF THE PROSPECTUS.

Unless otherwise indicated, all references in this prospectus to currency are to United States dollars.

RISK FACTORS

A purchase of the securities offered by this prospectus involves various risks. These risks include, but are not limited to, the principal factors listed below and the other matters set forth in this prospectus or incorporated by reference in this prospectus. You should carefully consider all of these risks.

Risks Relating to the Acquisition of Moore Wallace Incorporated

We may be unable to integrate the operations of the registrant and Moore Wallace Incorporated successfully and may not achieve the cost savings and increased revenues anticipated for the combined company.

Achieving the anticipated benefits of the acquisition of Moore Wallace Incorporated, which we refer to as Moore Wallace, will depend in part upon our ability to integrate the two companies’ businesses in an efficient and effective manner. Our attempt to integrate two companies that have previously operated independently may result in significant challenges, and we may be unable to accomplish the integration smoothly or successfully. In particular, the necessity of coordinating geographically dispersed organizations and addressing possible differences in corporate cultures and management philosophies may increase the difficulties of integration. The integration will require the dedication of significant management resources, which may temporarily distract management’s attention from the day-to-day operations of the businesses of the combined company. The process of integrating operations after the transaction could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. Employee uncertainty and lack of focus during the integration process may also disrupt the businesses of the combined company. Any inability of management to integrate the operations of the registrant and Moore Wallace successfully could have a material adverse effect on the business and financial condition of the combined company.

In addition to integrating the two companies’ businesses, the combined company will need to complete the integration of the Moore Wallace and Wallace Computer Services, Inc. businesses following the merger of those two companies in May 2003. The management of the combined company may be presented with significant challenges in being required to integrate the operations of three businesses at one time. There can be no assurance that management of the combined company will be able to integrate the operations of each of the businesses successfully or that the anticipated synergies between our companies will be realized. Moreover, the timing of synergies realized, if any, is uncertain.

Our rationale for the Moore Wallace acquisition was, in part, predicated on our ability to realize cost savings and to increase revenues through the combination of two strong companies. Achieving these cost savings and revenue increases is dependent upon a number of factors, many of which are beyond our control. We may not be able to achieve the anticipated cross-selling opportunities, the development and marketing of more comprehensive commercial printing product offerings and solutions, cost savings and revenue growth. An inability to realize the full extent of, or any of, the anticipated benefits of the transaction, as well as any delays encountered in the transition process, could have an adverse effect upon the revenues, level of expenses, operating results and financial condition of the combined company.

We have incurred significant transaction costs and will incur significant combination-related and restructuring costs in connection with the Moore Wallace acquisition.

Moore Wallace and the registrant have incurred or will pay transaction fees and other expenses related to the Moore Wallace acquisition of approximately $105 million, including financial advisors’ fees, filing fees, legal and accounting fees, soliciting fees, regulatory fees, mailing costs and debt financing fees and expenses to refinance the current outstanding Moore Wallace debt. Furthermore, we expect to incur significant costs associated with combining the operations of the two companies. However, it will be difficult to predict the specific size of those charges before completion of the integration process. The combined company may incur additional unanticipated costs as a consequence of difficulties arising from our efforts to integrate the operations of the two companies.

Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, can offset incremental transaction, combination-related and restructuring costs over time, we cannot give any assurance that this net benefit will be achieved in the near future, or at all.

We may lose employees due to uncertainties associated with the Moore Wallace acquisition.

The success of the combined company after the Moore Wallace acquisition will depend in part upon our ability to retain key employees of both companies. Competition for qualified personnel can be very intense. In addition, key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company. Accordingly, no assurance can be given that we will be able to retain key employees to the same extent that we have been able to do so in the past.

Risks Relating to the Businesses of the registrant, Moore Wallace and the Combined Company

The business of the combined company is subject to risks that have affected the businesses of the registrant and Moore Wallace.

The business of the combined company is subject to numerous risks that have affected the businesses of the registrant and Moore Wallace, including:

•	competition with other communication services providers based on pricing and other factors, including pricing pressure brought on by excess capacity and current economic conditions;

•	fluctuations in the cost of paper, ink, other raw materials and fuel used;

•	changes in postal rates and postal regulations;

•	seasonal fluctuations in overall demand for services;

•	changes in customer demand;

•	changes in the advertising and printing markets;

•	changes in the capital markets that affect demand for financial printing;

•	the financial condition of our customers;

•	our ability to continue to obtain improved operating efficiencies;

•	our ability to continue to develop new solutions for our customers;

•	the general condition of the U.S. economy and the economies of other countries in which we operate;

•	war or acts of terrorism affecting the overall business climate;

•	changes in the rules and regulations to which we are subject and the cost of complying with these rules and regulations, including environmental and health and welfare benefit regulations;

•	changes in the costs of healthcare and other benefits provided to our employees; and

•	changes in the rules and regulations to which our customers are subject, particularly those affecting privacy or the printing requirements of financial services or telecommunications customers.

For a discussion of the registrant’s business, together with factors to consider in connection therewith, see the registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 and the registrant’s other filings with the Securities and Exchange Commission that are incorporated by reference into this offering memorandum. See “Where You Can Find More Information.”

There are risks associated with operations outside the United States and Canada.

The combined company has significant operations outside the United States and Canada. Revenues from the registrant’s and Moore Wallace’s operations outside the United States and Canada accounted for approximately 10% of their combined revenues for the year ended December 31, 2003. As a result, the combined company is subject to the risks inherent in conducting business outside the United States and Canada, including the impact of economic and political instability.

The combined company is exposed to significant risks related to potential adverse changes in currency exchange rates.

The combined company is exposed to market risks resulting from changes in the currency exchange rates of the Canadian dollar and other currencies. Although operating in local currencies may limit the impact of currency rate fluctuations on the operating results of our non-U.S. subsidiaries and business units, fluctuations in such rates may affect the translation of these results into the combined company’s financial statements. To the extent revenues and expenses are not in the applicable local currency, the combined company may enter into foreign currency forward contracts to hedge the currency risk. We cannot be sure, however, that the combined company’s efforts at hedging will be successful. There is always a possibility that attempts to hedge currency risks will lead to even greater losses than predicted. In addition, because of the combined company’s operations outside the United States, significant revenues and expenses will be denominated in local currencies.

Risks Related to Our Industry

The highly competitive market for the combined company’s products and industry consolidation will create adverse pricing pressures.

Although the combined company is a diversified printing company, the markets for the majority of the combined company’s product categories are highly fragmented, and the combined company has a large number of competitors. We believe that excess capacity in the combined company’s markets, combined with current economic conditions, have caused downward pricing pressure and increased competition. In addition, consolidation in the markets in which the registrant and Moore Wallace competed in the past, and could in the future, may increase competitive pricing pressures.

The substitution of electronic delivery and online distribution for printed materials may adversely affect our businesses.

Electronic delivery of documents and data and the online distribution and hosting of media content offer alternatives to traditional delivery of printed documents. Consumer acceptance of electronic delivery is uncertain, as is the extent to which consumers are replacing traditional reading of print materials with online hosted media content, and we have no ability to predict the rates of their acceptance of these alternatives. To the extent that our customers accept these alternatives, many of our businesses may be adversely affected.

WHERE YOU CAN FIND MORE INFORMATION

The Registration Statement

We have filed a registration statement with the United States Securities and Exchange Commission, which we refer to as the Commission, that registers the securities offered by this prospectus.

The registration statement that we filed with the Commission, including the attached exhibits and schedules, contains additional relevant information about the registrant and its securities. The Commission allows us to omit some information included in the registration statement from this prospectus. You should read the entire registration statement in order to obtain this additional information.

Filings with the Commission

In addition, we file reports, proxy statements and other information with the Commission on a regular basis. You may read and copy this information or obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the Commission’s Public Reference Room in Washington, D.C. can be obtained by calling the Commission at 1-800-SEC-0030. Our Commission filings are also available to the public over the Internet at the Commission’s web site at http://www.sec.gov.

Documents Incorporated by Reference

THE COMMISSION ALLOWS US TO “INCORPORATE BY REFERENCE” INFORMATION INTO THIS PROSPECTUS. THIS MEANS THAT WE CAN DISCLOSE IMPORTANT INFORMATION TO YOU BY REFERRING YOU TO ANOTHER DOCUMENT FILED SEPARATELY WITH THE COMMISSION. This information incorporated by reference is a part of this prospectus, unless we provide you with different information in this prospectus or the information is modified or superseded by a subsequently filed document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the Commission. They contain important information about the registrant and its financial condition.

(a) The registrant’s annual report on Form 10-K for the year ended December 31, 2003;

(b) The registrant’s current reports on Form 8-K and 8-K/A filed with the Commission on January 12, 2004 (other than information furnished under Item 12), February 5, 2004 (other than information furnished under Item 12), February 20, 2004, February 25, 2004, February 27, 2004, March 2, 2004, March 15, 2004, March 15, 2004, March 16, 2004 and May 6, 2004 (other than information furnished under Item 12);

(c) The registrant’s definitive proxy statement on Schedule 14A (File No. 001-04694) filed with the Commission on January 20, 2004;

(d) The description of the registrant’s common stock contained in the registrant’s registration statement on Form 8-A (File No. 001-04694) filed with the Commission on July 27, 1993, including any amendment or report filed for the purpose of updating such description; and

(e) The description of the registrant’s preferred stock purchase rights contained in the registrant’s registration statement on Form 8-A (File No. 001-04694) filed with the Commission on June 5, 1996, including any amendment or report filed for the purpose of updating such description.

This prospectus also incorporates by reference additional documents that we may file with the Commission under Sections

13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, (as amended, and together with the rules and regulations thereunder, the “Exchange Act”), after the time of filing of the initial registration statement and before effectiveness of the registration statement, and after the date of this prospectus and before the termination of this offering. These documents include annual reports, quarterly reports and other current reports, as well as proxy statements that will automatically update and supersede the information in this prospectus.

You can obtain any of the documents incorporated by reference in this document from us or from the Commission through the Commission’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless we specifically incorporated by reference the exhibit in this prospectus. You can obtain these documents from us by requesting them in writing or by telephone at the following address or number:

Secretary

R. R. Donnelley & Sons Company

77 West Wacker Drive

Chicago, Illinois 60601

Telephone: (312) 326-8000

Other Information

We have not authorized anyone to give you any information about us or this offering that is different from what we tell you in this prospectus or in any of the materials that we have incorporated into this document. If anyone gives you any other information about us, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to buy, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS

Forward-Looking Statements Made in this Prospectus

In this prospectus, we make forward-looking statements about our financial condition, results of operations and business. Forward-looking statements are statements made by us concerning events that may or may not occur in the future. These statements may be made directly in this document or may be “incorporated by reference” from other documents. You can find many of these statements by looking for words like “believes,” “expects,” “anticipates,” “estimates” or similar expressions.

Forward-Looking Statements are not Guarantees of Future Performance

Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those identified under “Risk Factors” above, elsewhere in this prospectus and incorporated by reference in this prospectus that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following:

•	general economic and business conditions;

•	changes in customer preferences;

•	competition;

•	availability of raw materials;

•	the integration of any acquisition, including the integration of transferred employees;

•	changes in our business strategy;

•	our indebtedness;

•	quality of our management and business abilities and the judgment of our personnel;

•	the availability, terms and deployment of capital; and

•	various other factors referenced in this prospectus and our Form 10-K.

See “Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 1: Business” in our Form 10-K for a further discussion of these factors. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The securities may be sold by this prospectus by the selling securityholders. We will not receive any proceeds from the sales of the securities, but we will bear some of the expenses. See “Plan of Distribution – Expenses” for a description of the payment of expenses.

DESCRIPTION OF SECURITIES

The authorized capital stock of the registrant consists of: (i) 500,000,000 shares of common stock, par value $1.25 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share. As of March 31, 2004, 217,242,234 shares of common stock were issued and outstanding. No shares of preferred stock are currently outstanding, but 500,000 shares have been designated as Series A Junior Participating Preferred Stock. See “—Preferred Stock Purchase Rights” beginning on page 11.

The following summary description of the capital stock of the registrant does not purport to be complete and is qualified in its entirety by reference to the restated certificate of incorporation and by-laws of the registrant, the Rights Agreement (which we refer to in this document as the rights agreement), dated as of April 25, 1996, between the registrant and EquiServe Trust Company, N.A., as successor to First Chicago Trust Company of New York, as rights agent, and the DGCL. If you would like more information on the common stock, preferred stock purchase rights and preferred stock of the registrant, you should review those documents, each of which the registrant has incorporated by reference in this document. See “Where You Can Find More Information” beginning on page 6.

Common Stock

Subject to the prior dividend rights as may be fixed by the board of directors of the registrant in creating a new series of preferred stock, holders of the registrant’s common stock are entitled to receive, from funds legally available therefor, dividends when and as declared by the board of directors.

The holders of the registrant’s common stock are entitled to one vote for each share held, without the right to cumulate votes for the election of directors. Under the restated certificate of incorporation:

•	the board of directors is divided into three classes, and each director is elected to serve for a three-year term;

•	the number of directors which constitutes the full board of directors shall be not less than nine nor more than 15; and

•	the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of the registrant’s stock of each class having voting power is required to amend or repeal the foregoing provisions.

The registrant may not sell, lease or exchange all or substantially all of its property and assets nor may it merge or consolidate except with a corporation of which at least 90% of the outstanding shares of each class of stock is owned by the registrant, unless authorized by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of the registrant’s stock of each class having voting power with respect to the proposed transaction. The affirmative vote of the holders of at least 66 2/3% of the outstanding shares of the registrant’s stock of each class having voting power is required to amend or repeal this provision.

If the registrant liquidates, dissolves or winds up its affairs, the holders of the registrant’s common stock will be entitled to receive, after its creditors have been paid and the holders of any then outstanding series of preferred stock have received their liquidation preferences, all of the remaining assets of the registrant in proportion to their share holdings. Holders of the registrant’s common stock do not have pre-emptive rights to acquire any securities of the registrant. The outstanding shares of the registrant’s common stock are fully paid and are nonassessable. The outstanding shares of the registrant’s common stock are listed on the New York Stock Exchange, the Toronto Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange.

Preferred Stock Purchase Rights

Each outstanding share of the registrant’s common stock has attached to it one right (which we refer to in this section of this document as a right) to purchase from the registrant one one-thousandth of a share of Series A Junior Participating Preferred Stock at a purchase price of $140 per right (which we refer to in this document as the purchase price).

The rights are attached to shares of the registrant’s common stock, and no separate rights certificates will be distributed prior to the distribution date (as defined below). The rights will separate from the registrant’s common stock upon the earliest of:

•	10 days following a public announcement that a person or group (which person or group we refer to in this document as an acquiring person), together with persons affiliated or associated with it, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of the registrant’s common stock (which we refer to in this document as the stock acquisition date);

•	10 business days, or such later date as the registrant’s board of directors shall determine, following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of the registrant’s common stock; or

•	10 business days following a determination by the registrant’s board of directors that a person (whom we refer to in this document as an adverse person), alone or together with its affiliates and associates, has become the beneficial owner of more than 10% of the outstanding shares of the registrant’s common stock and that

-

such beneficial ownership is intended to cause the registrant to repurchase the registrant’s common stock beneficially owned by such person or to cause pressure on the registrant to take action or enter into transactions intended to provide such person with short-term financial gain under circumstances where the board of directors determines that the best long-term interests of the registrant would not be served by taking such action or entering into such transactions at the time; or

-	such beneficial ownership is causing or is reasonably likely to cause a material adverse impact (including impairment of relationships with customers or impairment of the registrant’s ability to maintain its competitive position) on the business or prospects of the registrant.

In this document we refer to the earliest of the dates described in the three preceding bullet points as the distribution date.

Until the distribution date, or earlier redemption or expiration of the rights, the rights may be transferred only with the common stock to which they are attached.

The rights will become first exercisable on the distribution date and will expire at the close of business on August 8, 2006, unless earlier redeemed by the registrant as described below. Notwithstanding the foregoing, the rights will not be exercisable after the occurrence of a triggering event (as defined below) until the registrant’s right of redemption has expired.

As soon as practicable after the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the registrant’s common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will evidence the rights. Except for shares of the registrant’s common stock issued or sold after the distribution date pursuant to the exercise of stock options or under any employee benefit plan or arrangement granted or awarded prior to the distribution date, or the exercise, conversion or exchange of securities issued by the registrant, and except as otherwise determined by the registrant’s board of directors, only shares of the registrant’s common stock issued prior to the distribution date will be issued with rights.

If any person becomes:

•	an acquiring person, except:

–	pursuant to an offer for all outstanding shares of the registrant’s common stock which the independent directors of the registrant determines to be fair to and otherwise in the best interest of the registrant and its securityholders after receiving advice from one or more investment banking firms (which we refer to in this document as a qualifying offer) and

–	for persons who report their ownership on Schedule 13G under the Exchange Act or on Schedule 13D under the Exchange Act, provided that they do not state any intention to, or reserve the right to, control or influence the management or policies of the registrant and such persons certify that they became an acquiring person inadvertently and they agree that they will not acquire any additional shares of the registrant’s common stock; or

•	an adverse person,

then the rights will “flip-in” and entitle each holder of a right, except as provided below, to purchase, upon exercise at the then current purchase price, that number of shares of the registrant’s common stock having a market value of two times the then current purchase price. In this document we refer to occurrence of either event described in the two preceding bullet points as a triggering event.

Any rights beneficially owned at any time on or after the earlier of the distribution date and the stock acquisition date by an acquiring person, an adverse person or an affiliate or associate of an acquiring person or an adverse person, whether or not such ownership is subsequently transferred, will become null and void upon the occurrence of a triggering event, and any holder of such rights will have no right to exercise such rights.

If, following a stock acquisition date, the registrant is acquired in a merger or other business combination in which the registrant’s common stock does not remain outstanding or is changed, other than a merger consummated pursuant to a qualifying offer, or 50% of the consolidated assets or earning power of the registrant is sold or otherwise transferred to any person, other than to the registrant or any of its subsidiaries, in one transaction or a series of related transactions, the rights will “flip-over” and entitle each holder of a right, except as provided in the preceding paragraph, to purchase, upon the exercise of the right at the then current purchase price, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current purchase price.

At any time until the earlier of:

•	ten days following the stock acquisition date; and

•	August 8, 2006,

the registrant may redeem the rights in whole, but not in part, at a price of $0.01 per right, subject to adjustment. The registrant may, at its option, pay the redemption price in cash, shares of the registrant’s common stock, based on the current market price of the common stock at the time of redemption, or any other form of consideration deemed appropriate by the registrant’s board of directors. Immediately upon the action of the registrant’s board of directors ordering the redemption of the rights, the right to exercise the rights will terminate, and the only right of the holders of rights will be to receive the applicable redemption price. In addition, after a triggering event, at the election of the registrant’s board of directors, the outstanding rights, other than those beneficially owned by an acquiring person, adverse person or an affiliate or associate of an acquiring person or adverse person, may be exchanged, in whole or in part, for shares of the registrant’s common stock or shares of the registrant’s preferred stock having essentially the same value or economic rights as shares of common stock. Immediately upon the action of the registrant’s board of directors ordering any such exchange, and without any further action or any notice, the rights, other than rights that are not subject to the exchange, will terminate, and the rights will only entitle holders to receive the shares issuable upon the exchange.

Until a right is exercised, the holder of the right will have no rights as a shareholder of the registrant, including, without limitation, the right to vote or to receive dividends.

At any time prior to the distribution date, the registrant may, without the approval of any holder of the rights, supplement or amend any provision of the rights agreement. After the distribution date, the rights agreement may be amended only:

•	to cure ambiguities;

•	to correct inconsistent provisions;

•	to shorten or lengthen any time period under the rights agreement; or

•	in ways that do not adversely affect the holders of the rights, other than an acquiring person or adverse person.

From and after the distribution date, the rights agreement may not be amended to lengthen:

•	a time period relating to when the rights may be redeemed at any time when the rights are not then redeemable; or

•	any other time period unless the lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of the rights, other than an acquiring person or adverse person.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire the registrant on terms not approved by the registrant’s board of directors. The rights should not interfere with any merger or other business combination approved by the registrant’s board of directors because the registrant’s board of directors may, at its option, at any time until 10 days following the stock acquisition date, redeem all, but no less than all, of the then outstanding rights at the applicable redemption price.

Preferred Stock

The registrant’s board of directors is authorized to provide for the issuance from time to time of shares of preferred stock in one or more series and to fix the designation, dividend rate, voting powers, redemption price or prices, voluntary and involuntary liquidation prices, sinking fund provisions, if any, conversion provisions, if any, and any other rights and preferences applicable to the shares of such series. If shares of preferred stock are issued that have been designated to receive cumulative dividends or that include sinking fund requirements, conversion or redemption provisions, such issuance could have an adverse effect on the availability of earnings for distribution to the holders of common stock.

SELLING SECURITYHOLDERS

Overview

•	7,211,078 of the securities offered by this prospectus by the selling securityholders relate to 21,692,311 common shares of Moore Wallace that were received in connection with the conversion by Chancery Lane/GSC Investors, L.P., which we refer to as the Partnership, of Moore Wallace’s $70.5 million subordinated convertible debenture due June 30, 2009, which we refer to as the Debenture, in December 2001 and subsequent liquidation of the Partnership;

•	1,039,500 of the securities offered by this prospectus by the selling securityholders relate to 1,650,000 common shares of Moore Wallace that were received by Greenwich Street Capital Partners II, L.P., GSCP Offshore Fund, L.P., Greenwich Fund, L.P., Greenwich Street Employees Fund, L.P. and TRV Executive Fund, L.P., which we collectively refer to as the GSC Investors, as an inducement to obtain the early conversion of the Debenture; and

•	2,369,873 of the securities offered by this prospectus by the selling securityholders relate to 3,814,202 common shares of Moore Wallace that were received by the GSC Investors in connection with Moore Wallace’s acquisition of all of the outstanding shares of Payment Processing Solutions, Inc., which we refer to as PPS, in December 2003.

All of the securities offered by this prospectus are being registered under registration rights received in connection with the purchase of the Debenture in December 2000 by the Partnership and additional registration rights received by the Partnership upon the conversion of the Debenture into common shares in December 2001. Pursuant to the Combination Agreement dated November 8, 2003, as amended by First Amendment to Combination Agreement dated February 19, 2004 (“Combination Agreement”), we agreed to be bound by the terms of the registration rights granted to the Partnership upon the consummation of our combination with Moore Wallace. The Combination Agreement further provided that Moore Wallace common shareholders were entitled to receive 0.63 of a share of our common stock for each Moore Wallace common share that they owned, including the corresponding percentage of rights to acquire shares of our Series A Preferred Stock. The Partnership and the identity of the natural persons and entities that made up the Partnership are described below.

Chancery Lane/GSC Investors, L.P.

The Partnership was formed in December 2000 for the purpose of investing in the Debenture. The Debenture was convertible into 21,692,311 of Moore Wallace’s common shares at a rate of $3.25 per share. The general partner of the Partnership was CLGI, Inc., whose sole shareholder was R. Theodore Ammon. The Class A limited partners of the Partnership were the GSC Investors and the following natural persons and entities were Class B limited partners of the Partnership:

Chancery Lane MIC, L.P.

Greenwich Street Capital Partners II, L.P.

GSCP Offshore Fund, L.P.

Greenwich Fund, L.P.

Greenwich Street Employees Fund, L.P.

TRV Executive Fund, L.P.

BTIP/Berenson Minella

DB Capital Investors, L.P.

Mark Alan Angelson 1997 Trust

Roger Altman

Austin Beutner

Robert Burton

Michael S. Kraus

James E. Lillie

Robert B. Lewis

Thomas Quinlan, III

Mark Hiltwein

Robert Burton, Jr.

Michael Burton

CLGI, Inc.

The Class A limited partners collectively invested $47 million in the Partnership and had (1) the right to all interest and redemption premium on the Debenture, (2) the right to exchange their Class A limited partnership interests for up to 40% of the Debenture or the common shares issuable on a conversion of the Debenture and (3) the right to consent to the Partnership’s conversion of the Debenture for so long as any Class A limited partnership interests were outstanding, unless certain minimum trading price or other conditions had been met. The Class B limited partners collectively invested $23.5 million in the Partnership and had the right to exchange their Class B limited partnership interests for up to 60% of the Debenture or the common shares issuable upon conversion of the Debenture if certain conditions were met. The Class B limited partners had no right to any interest or redemption premium from the Debenture. The Partnership’s general partner had only a nominal interest in the Partnership.

Conversion of the Debenture and Related Agreements. As the minimum trading price or other conditions that would have allowed the Partnership to convert the Debenture without the Class A limited partners’ consent had not been satisfied by December 2001, the Partnership could not convert the Debenture at that time without that consent. In early December 2001, Moore Wallace came to a general understanding with the Class A limited partners regarding an agreement for the early conversion by the Partnership of the Debenture. This understanding included the issuance of the additional shares referred to in the second paragraph of the “Selling Securityholders—Overview” section. At that time, Moore Wallace’s board of directors appointed a special committee of three directors, entirely independent of the Partnership and the GSC Investors and with no personal interest in the transaction, to review the transaction and report to its full board of directors. The special committee retained independent financial and legal advisors. Based on their own review of the transaction, and advice they received from their advisors, including an opinion from their financial advisor that the consideration to be paid by Moore Wallace was fair from a financial point of view, the special committee recommended the transaction to its board of directors for approval. Moore Wallace’s board (with Messrs. Angelson, Burton and Eckert having disclosed their interest in the transaction and refraining from voting) unanimously approved the transaction.

Allocation of Common Shares. On December 28, 2001, pursuant to their rights under the partnership agreement, the Partnership’s partners received 21,692,311 of Moore Wallace’s common shares. Those shares were allocated in accordance with the partnership agreement, with 40% of the shares allocated to the GSC Investors, as the Class A limited partners, and 60% of the shares allocated to the Class B limited partners, which included certain members of our management who are identified on this page below under “Interest of Officers and Directors in the Debenture.” Aside from the 1,650,000 additional shares issued as an inducement to the Class A limited partners to induce them to consent to the Partnership’s early conversion of the Debenture, the shares issued to the Partnership were divided among the partners of the Partnership on a pro rata basis in accordance with their entitlements under their partnership agreement.

Additional Shares. The 1,650,000 additional shares were issued as an inducement to the Class A limited partners to require the Partnership to convert the Debenture. The 1,650,000 additional shares were allocated among the GSC Investors in proportion to their investment in the Class A limited partnership interests.

Moore Wallace paid the expenses of the Partnership and certain of the expenses of the GSC Investors in connection with the conversion and the issuance of the additional shares.

Acquisition of Payment Processing Solutions, Inc.

Pursuant to an Agreement and Plan of Merger (“PPS Acquisition Agreement”) dated as of November 26, 2003, among Moore Wallace, Laser Company, Inc., an indirect wholly owned subsidiary of Moore Wallace, PPS and the stockholders of PPS, Moore Wallace agreed to acquire PPS. Pursuant to the terms of the PPS Acquisition Agreement, on December 31, 2003, Moore Wallace issued 1,580,213 Moore Wallace common shares to certain of the GSC Investors. On February 25, 2004, Moore Wallace issued an additional 2,233,989 Moore Wallace common shares in lieu of a cash payment to certain of the GSC Investors. The GSC Investors allocated the common shares of Moore Wallace as follows:

Name	Percentage

Greenwich Street Capital Partners II, L.P.	89.3378%

GSCP Offshore Fund, L.P.	1.8625%

Greenwich Fund, L.P.	3.0262%

Greenwich Street Employees Fund, L.P.	5.3332%

TRV Executive Fund, L.P.	0.4403%

TOTAL:	100.00%

On April 15, 2004, pursuant to a Working Capital Post-Closing Adjustment Agreement entered into in connection with the acquisition of PPS by Moore Wallace, 33,074 shares of our common stock were forfeited by the GSC Investors in satisfaction of claims arising as a result of certain post-merger calculations set forth in the PPS Acquisition Agreement.

Interest of Officers and Directors in the Debenture and the Acquisition of PPS

Alfred C. Eckert III, who is our director, also holds the following positions with the GSC Investors:

•	a managing member of Greenwich Street Investments II, L.L.C., which is the general partner of the GSC Investors;

•	a limited partner of GSCP (NJ), L.P., which is the manager of the GSC Investors; and

•	a shareholder and executive officer of GSCP (NJ), Inc., which is the general partner of GSCP (NJ), L.P.

In addition to their interest in the Debenture, certain of the GSC Investors were the majority shareholders of PPS prior to its sale to Moore Wallace.

Mark A. Angelson, our chief executive officer and director, Thomas J. Quinlan, III, our executive vice president, operations, and Michael S. Kraus, our executive vice president, strategy were Class B limited partners of the Partnership and, therefore, had an interest in the Debenture conversion.

Of the 21,692,311 common shares issued upon conversion of the Debenture, an aggregate of 11,446,155 were issued to the GSC Investors, 306,237 were issued to Mr. Angelson and a trust controlled by Mr. Angelson, 138,462 were issued to Mr. Quinlan and 69,096 were issued to Mr. Kraus. As described above, all common shares were allocated among the Partnership’s partners in proportion to their investments in the Partnership.

Registration of Common Shares

Under the terms of the registration rights agreement with the Partnership entered into in December 2000, the Partnership had certain rights to request that Moore Wallace file a registration statement registering, for offer and sale, the Partnership’s shares issued upon conversion of the Debenture and the additional shares. The right to request registration under the terms of the registration rights agreement was assigned to the GSC Investors in connection with the conversion of the Debenture and the dissolution of the Partnership. On January 10, 2002, the GSC Investors exercised their right under that registration rights agreement to request that Moore Wallace file a registration statement.

Pursuant to the Combination Agreement we have agreed to be bound by the terms of the registration rights granted to the Partnership and are filing a registration statement that contains this prospectus. The registration rights agreement, along with a second registration rights agreement entered into among Moore Wallace, the Partnership and the GSC Investors in December 2001, provides, among other things, for the right to request two widely-distributed underwritten offerings under this prospectus. In addition, (1) the GSC Investors, as the parties requesting the registration of the securities covered by this prospectus, have the right to request an unlimited number of block trades (whether or not underwritten) and an unlimited number of non-underwritten takedowns and (2) the other selling securityholders exercising piggy-back rights have the right to participate in a widely-distributed underwritten offering requested by the GSC Investors, subject to cutback rights, and to sell their securities in block trades.

Selling Securityholders

The following table sets forth, based on information currently available to the registrant:

•	the name of each selling securityholder;

•	the number of securities and the percentage of securities beneficially owned by each selling shareholder prior to the date of this prospectus, if such selling shareholder owns more than one percent of the outstanding securities;

•	the number of securities being offered hereby by each selling shareholder; and

•	the number of securities and the percentage of securities to be beneficially owned by each selling shareholder after the sale of all securities registered hereby, if such selling shareholder will own more than one percent of the outstanding securities.

The selling securityholders may offer and sell, from time to time, some or all of the securities covered by this prospectus. We have registered the securities covered by this prospectus for offer and sale by the selling securityholders so that those securities may be freely sold to the public by them. Registration of the securities covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold.

	SECURITIES BENEFICIALLY OWNED AS OF MARCH 31, 2004			SECURITIES BENEFICIALLY OWNED IF ALL SECURITIES REGISTERED ARE SOLD
Name	Number	Percentage	Number of Securities Offered	Number	Percentage
Greenwich Street Capital Partners II, L.P. (1)	9,488,077	4.37%	9,488,077	0	*
Greenwich Street Employees Fund, L.P. (1)	197,806	*	197,806	0	*
Greenwich Fund, L.P. (1)	321,396	*	321,396	0	*
GSCP Offshore Fund, L.P. (1)	566,410	*	566,410	0	*
TRV Executive Fund, L.P. (1)	46,762	*	46,762	0	*
TOTAL	10,620,451	4.88%	10,620,451	0	*

*	Before the date of this prospectus, the selling securityholder owns, and after the completion of the sale of all of the securities the selling securityholder will own, less than 1% of the outstanding securities.

(1)	Greenwich Street Investments II, L.L.C. is the general partner of each of the GSC Investors. GSCP (NJ), L.P. is the manager of each of the GSC Investors. GSCP (NJ), Inc. is the general partner of GSCP (NJ), L.P. Alfred C. Eckert III (a member of our board of directors), Keith W. Abell, Richard M. Hayden, Robert A. Hamwee, Thomas V. Inglesby, Matthew C. Kaufman, Christine K. Vanden Beukel and Andrew J. Wagner are the executive officers and stockholders of GSCP (NJ), Inc., limited partners of GSCP (NJ), L.P. and managing members of Greenwich Street Investments II, L.L.C. (except for Mr. Wagner).

For the purposes of Rule 13d-3 under the Exchange Act, because of their relationship with the GSC Investors, each of Greenwich Street Investments II, L.L.C., GSCP (NJ), L.P., GSCP (NJ), Inc., Messrs. Abell, Hayden, Hamwee, Inglesby, Kaufman and Wagner and Ms. Vanden Beukel (collectively, the “GSC Investor Affiliates”) may be deemed to beneficially own the securities held by the GSC Investors. Notwithstanding the foregoing, the GSC Investor Affiliates disclaim beneficial ownership of the securities held by the GSC Investors except to the extent of their pecuniary interest in the securities.

SECURITIES ELIGIBLE FOR FUTURE SALE

As of March 31, 2004, we had outstanding 217,242,234 securities. The securities registered hereby are not freely tradable without restriction or registration under the Securities Act of 1933 (as amended, and together with the rules and regulations thereunder, the “Securities Act”). Other than 995,534 securities newly issued on December 31, 2003 and 1,374,339 securities newly issued on February 25, 2004, all of these securities are eligible for sale in accordance with Rule 144 or Rule 145 under the Securities Act.

In general, under Rule 144 as currently in effect, any person who has beneficially owned securities for at least one year, including persons who may be deemed an “affiliate” of the registrant, is entitled to sell within any three-month period a number of securities that does not exceed the greater of (i) 1% of the then outstanding securities or (ii) the average weekly trading volume in our securities during the four calendar weeks preceding such sale. Such sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and to the availability of our current public information. In addition, any person who is not deemed our “affiliate,” and who has beneficially owned his or her securities for at least two years, is entitled to sell such securities under Rule 144 without regard to the volume limitations, manner of sale provisions or notice requirements.

While no predictions can be made of any effect that open market sales of securities or the availability of securities for sale will have on the market price prevailing from time to time, sales of substantial amounts of our securities in the public market, or the perception that such sales will occur, could adversely affect market prices and trading activities in our common stock.

PLAN OF DISTRIBUTION

The selling securityholders may offer and sell, from time to time, some or all of the securities covered by this prospectus. We have registered the securities covered by this prospectus for offer and sale by the selling securityholders so that those securities may be freely sold to the public by them. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold. We will not receive any proceeds from any sale by the selling securityholders of the securities. See “Use of Proceeds.”

Methods of Distribution by Selling Securityholders

Each of the selling securityholders may offer and sell any or all of the securities from time to time and in several different ways. For example, they may make sales:

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above.

When selling the securities, the selling securityholders may enter into hedging transactions. For example the selling securityholders may:

•	enter into transactions involving short sales of securities by broker-dealers;

•	sell securities short themselves and deliver the securities registered under this prospectus to settle such short sales or to close out stock loans incurred in connection with their short positions;

•	enter into option or other types of transactions that require the selling securityholders to deliver securities to a broker-dealer or other person, who will then resell or transfer the securities under this prospectus; or

•	loan or pledge the securities to a broker-dealer or other person, who may sell the loaned securities or, in the event of default, sell the pledged securities.

From time to time, the selling securityholders may offer securities through brokers, dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from any selling shareholder, agents and/or purchasers for whom they may act as agent.

Unless otherwise agreed, all securities will be sold in accordance with the terms of the registration rights agreements in place with respect to the securities.

Preparation of an Additional Prospectus to Describe the Method of Sale

If necessary, we will prepare another prospectus to describe the method of sale in greater detail. As of the date of this prospectus, we do not know of any arrangements by the selling securityholders to sell the securities, nor do we know which brokerage firms the selling securityholders may select to sell the securities. In addition, the selling securityholders may sell the securities without the aid of a registration statement if they follow certain SEC rules, including Rule 144 under the Securities Act.

Parties that may be Deemed Underwriters

The selling securityholders and any brokers, dealers or agents that participate in the distribution of the securities may be considered “underwriters” under the federal securities laws. If a selling shareholder is considered an underwriter, any profits on the sale of securities by it and any associated discounts, concessions or commissions may be considered underwriting compensation under the federal securities laws. In addition, if a selling shareholder is considered an underwriter, the selling shareholder may be subject to some liabilities for misstatements and omissions in the registration statement.

We have agreed to indemnify the selling securityholders against certain liabilities arising in connection with this offering, including liabilities under the Securities Act or to contribute to payments that the selling securityholders may be required to make in that respect.

Regulation of Sales by Selling Securityholders

The selling securityholders and any other person participating in a sale or distribution of securities will be subject to applicable provisions of the Exchange Act, which is the federal statute regulating sales of securities. Some rules and regulations issued by the Commission, including some limitations on activities during securities offerings and anti-fraud provisions, may limit when the selling securityholders, or any other person, may sell or purchase the securities.

Specifically, and without limiting the preceding paragraph, the selling securityholders will be subject to Regulation M, the provisions of which may limit the timing of purchases and sales of securities by the selling securityholders. These limitations may affect the marketability of the securities.

In some jurisdictions, the state securities laws require that the securities be offered or sold only through registered or licensed brokers or dealers. In addition, in some jurisdictions the securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

Expenses

We will not receive any part of the proceeds from the sale of the securities. We will bear expenses we incur in registering the securities with the Commission. We estimate these expenses to be approximately $114,996. If and when we are required to update this prospectus, we may incur additional expenses in excess of the amount estimated above. The selling securityholders will pay their own expenses, including underwriting discounts, brokerage commissions, legal fees or similar expenses, in offering and selling the securities.

VALIDITY OF THE SECURITIES

The validity of the securities offered hereby has been passed upon for the registrant by Sidley Austin Brown & Wood LLP, counsel for the registrant.

EXPERTS

The consolidated financial statements and the related financial statement schedule of R.R. Donnelley & Sons Company (the “Company”) as of December 31, 2003 and 2002 and for the years then ended incorporated in this prospectus by reference from their Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports dated February 18, 2004 (which reports express an unqualified opinion and include an explanatory paragraph referring to: (i) the Company’s changes in the composition of its reportable segments in 2003 and 2002; (ii) the Company’s change in its accounting for goodwill and intangible assets in 2002; and (iii) their audit of the transitional adjustments related to these changes reflected in the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which they have expressed no opinion or other form of assurance other than with respect to such disclosures), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Moore Wallace Incorporated incorporated in this prospectus by reference from the R.R. Donnelley & Sons Company Current Report on Form 8-K/A dated February 27, 2004 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated February 26, 2004, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedule of R.R. Donnelley & Sons Company as of and for the year ended December 31, 2001 incorporated in this prospectus by reference from their Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Arthur Anderson LLP, independent auditors. Arthur Andersen LLP did not, however, reissue its report for inclusion in such Annual Report. We rely on the report of Arthur Andersen LLP. We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to our naming it as an expert and as having audited the consolidated financial statements of R.R. Donnelley & Sons Company as of and for the year ended December 31, 2001 and incorporating by reference its audit reports into this prospectus. This limits your ability to recover damages from Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the consolidated financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses in connection with the issuance and distribution of the securities, other than underwriting discounts and agency fees or commissions, are set forth in the following table. All amounts except the Securities and Exchange Commission registration fee are estimated:

Registration statement filing fee	$38,996

Legal fees and expenses	50,000

Accounting fees and expenses	25,000

Miscellaneous fees and expenses	1,000

Total	$114,996

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The registrant’s restated certificate of incorporation contains a provision that is designed to limit the registrant’s directors’ liability to the extent permitted by the Delaware General Corporation Law (the “DGCL”) and any amendments to the DGCL. Specifically, directors will not be held personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for a breach of the duty of loyalty; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for payment of an improper dividend or improper repurchase of stock under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

The principal effect of the limitations of liability provision is that a stockholder is unable to prosecute an action for monetary damages against directors of the registrant unless the stockholder can demonstrate one of the specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the United States federal securities laws. Although the registrant’s restated certificate of incorporation limits the personal liability of directors, it does not eliminate the directors’ duty of care. The inclusion of the limitation of liability provision in the restated certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the registrant and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of the duty of care.

The DGCL provides that a corporation may indemnify its present and former directors, officers, employees and agents (as well as any individual serving with another corporation in such capacity at the corporation’s request) (i) against all reasonable expenses (including attorneys’ fees) incurred in defense or settlement of suits brought against them if such individuals acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of the corporation and (ii) except in actions initiated by or in the right of the corporation, against all judgments, fines and amounts paid in settlement of actions brought against them, if such individuals acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe their conduct was unlawful. A corporation may not indemnify a current or former director or officer of the corporation against expenses to the extent that such person is adjudged to be liable to the corporation unless and only to the extent that the court in which such action is heard determines such person is reasonably entitled to indemnity. A corporation shall indemnify such person to the extent they are successful on the merits or otherwise in defense of the action or matter at issue. In addition, the DGCL allows for the advance payment of expenses of an officer or director who is indemnified prior to the final disposition of an action, provided that, in the case of a current director or officer, such person undertakes to repay any such amount advanced if it is later determined that such person is not entitled to indemnification with regard to the action for which the expenses were advanced.

The registrant’s restated certificate of incorporation includes an indemnification provision under which the registrant is required to indemnify directors to the fullest extent permitted by the DGCL.

In addition, the registrant’s restated certificate of incorporation requires it to indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding (other than by or in the right of the registrant) by reason of the fact that such person was a director or officer of the registrant (or is or was serving at the request of the registrant as a director or officer of another entity) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding, if (i) such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and (ii) with respect to a criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

The registrant also is required to indemnify any person who was or is a party or is threatened to be a party to any threatened, pending or completed action or suit by or in the right of the registrant by reason of the fact that the person is or was a director or officer of the registrant (or is or was serving at the request of the registrant as a director or officer of another entity) against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the registrant. However, no indemnification will be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the registrant unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director or officer of the registrant has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified by the registrant against expenses actually and reasonably incurred by such person in connection therewith.

The registrant’s restated certificate of incorporation also provides that expenses incurred in defending any action, suit or proceeding may be paid by the registrant in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that such person is not entitled to indemnification by the registrant.

In addition, the registrant may purchase and maintain insurance against liability asserted against or incurred by any director or officer whether or not it would have the power to indemnify them against such liability under the registrant’s restated certificate of incorporation or the DGCL.

ITEM 16.	EXHIBITS.

The exhibits to this registration statement are listed below.

Exhibit Number	Description of Exhibit
4.1	R. R. Donnelley & Sons Company Restated Certificate of Incorporation (1)

4.2	Amended and Restated By-laws of R. R. Donnelley & Sons Company (2)

4.3	Rights Agreement, dated as of April 25, 1996, between R. R. Donnelley & Sons Company and EquiServe Trust Company, N.A., as successor to First Chicago Trust Company of New York, as rights agent (3)

4.4*	Registration Rights Agreement, dated as of December 21, 2000, between Moore Wallace Incorporated and Chancery Lane/GSC Investors, L.P.

4.5*	Registration Rights Agreement, dated as of December 28, 2001, among Moore Wallace Incorporated, the GSC Investors listed on the schedule thereto and Chancery Lane/GSC Investors, L.P.

Exhibit Number	Description of Exhibit

5.1*	Opinion of Sidley Austin Brown & Wood LLP

23.1*	Consent of Sidley Austin Brown & Wood LLP (included in Exhibit 5.1 to this registration statement)

23.2*	Consent of Deloitte & Touche LLP

23.3*	Consent of Deloitte & Touche LLP

24.1*	Powers of Attorney (contained in the signature page to this registration statement)

* Filed herewith.

(1)	Filed on May 3, 1996 as Exhibit 3(i) to the registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996 (File No. 001-4694).

(2)	Filed on March 3, 2004 as Exhibit 4.2 to the registrant’s Registration Statement on Form S-8 (File No. 333-113258).

(3)	Filed on June 5, 1996 as Exhibit 4 to the registrant’s Registration Statement on Form 8-A (File No. 001-4694).

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(a) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 7th day of May, 2004.

R. R. DONNELLEY & SONS COMPANY

By:	/s/ Suzanne S. Bettman

Suzanne S. Bettman Senior Vice President, General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 7th day of May, 2004.

/s/ Mark A. Angelson Mark A. Angelson	Director and Chief Executive Officer (Principal Executive Officer)

/s/ James R. Sulat James R. Sulat	Senior Executive Vice President and Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James R. Sulat and Suzanne S. Bettman, and each of them, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, including any filings under Rule 462 promulgated under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 7th day of May, 2004.

/s/ Gregory Q. Brown Gregory Q. Brown	Director	/s/ John C. Pope John C. Pope	Director

/s/ Robert F. Cummings, Jr. Robert F. Cummings, Jr.	Director	/s/ Michael T. Riordan Michael T. Riordan	Director

/s/ James R. Donnelley James R. Donnelley	Director	/s/ Lionel H. Schipper, C.M. Lionel H. Schipper, C.M.	Director

Alfred C. Eckert III	Director	/s/ Oliver R. Sockwell Oliver R. Sockwell	Director

/s/ Judith H. Hamilton Judith H. Hamilton	Director	/s/ Bide L. Thomas Bide L. Thomas	Director

/s/ Thomas S. Johnson Thomas S. Johnson	Director	/s/ Norman H. Wesley Norman H. Wesley	Director

/s/ Joan D. Manley Joan D. Manley	Director	/s/ Stephen M. Wolf Stephen M. Wolf	Director

INDEX TO EXHIBITS TO R. R. DONNELLEY & SONS COMPANY

REGISTRATION STATEMENT ON FORM S-3

Exhibit Number	Description of Exhibit

4.1	R. R. Donnelley & Sons Company Restated Certificate of Incorporation (1)

4.2	Amended and Restated By-laws of R. R. Donnelley & Sons Company (2)

4.3	Rights Agreement, dated as of April 25, 1996, between R. R. Donnelley & Sons Company and EquiServe Trust Company, N.A., as successor to First Chicago Trust Company of New York, as rights agent (3)

4.4*	Registration Rights Agreement, dated as of December 21, 2000, between Moore Wallace Incorporated and Chancery Lane/GSC Investors, L.P.

4.5*	Registration Rights Agreement, dated as of December 28, 2001, among Moore Wallace Incorporated, the GSC Investors listed on the schedule thereto and Chancery Lane/GSC Investors, L.P.

5.1*	Opinion of Sidley Austin Brown & Wood LLP

23.1*	Consent of Sidley Austin Brown & Wood LLP (included in Exhibit 5.1 to this registration statement)

23.2*	Consent of Deloitte & Touche LLP

23.3*	Consent of Deloitte & Touche LLP

24.1*	Powers of Attorney (contained in the signature page to this registration statement)

* Filed herewith.

(1)	Filed on May 3, 1996 as Exhibit 3(i) to the registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996 (File No. 001-4694).

(2)	Filed on March 3, 2004 as Exhibit 4.2 to the registrant’s Registration Statement on Form S-8 (File No. 333-113258).

(3)	Filed on June 5, 1996 as Exhibit 4 to the registrant’s Registration Statement on Form 8-A (File No. 001-4694).